Filed pursuant to Rule 424(b)(5)
Registration No: 333-138498
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price	Registration Fee

Notes due 2009	$2,000,000,000	100%	$2,000,000,000	$214,000

Notes due 2011	$1,000,000,000	99.922%	$999,220,000	$106,917

Notes due 2016	$1,000,000,000	99.507%	$995,070,000	$106,472

Debentures due 2036	$1,000,000,000	99.921%	$999,210,000	$106,915

(1)	Plus accrued interest, if any, from November 13, 2006.

Filed Pursuant to Rule 424(b)(5)
File No.: 333-138498

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 8, 2006)

$5,000,000,000

$2,000,000,000 Floating Rate Notes due 2009
$1,000,000,000 5.50% Notes due 2011
$1,000,000,000 5.875% Notes due 2016
$1,000,000,000 6.50% Debentures due 2036

The notes and the debentures will be issued by Time Warner Inc. The notes and the debentures will be guaranteed by TW AOL Holdings Inc. and Historic TW Inc. In addition, Time Warner Companies, Inc. and Turner Broadcasting System, Inc. will guarantee Historic TW Inc.’s guarantee of the securities. We use the terms “debt securities” and “securities” to refer to all three series of notes and the debentures.

The Floating Rate Notes due 2009 will mature on November 13, 2009, the 5.50% Notes due 2011 will mature on November 15, 2011, the 5.875% Notes due 2016 will mature on November 15, 2016 and the 6.50% Debentures due 2036 will mature on November 15, 2036. Interest on the Floating Rate Notes due 2009 will be payable quarterly in arrears on February 13, May 13, August 13, and November 13, beginning on February 13, 2007. Interest on the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036 will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007.

We may redeem some or all of the 5.50% Notes due 2011, the 5.875% Notes due 2016 or the 6.50% Debentures due 2036 at any time or from time to time, as a whole or in part at our option. We describe the redemption prices under the heading “Description of the Notes and the Debentures — Optional Redemption” on page S-8.

The securities will not be listed on any securities exchange. Currently, there is no public market for the securities.

	Per		Per		Per		Per
	Note due		Note due		Note due		Debenture
	2009	Total	2011	Total	2016	Total	due 2036	Total

Public Offering Price	100.00%	$2,000,000,000	99.922%	$999,220,000	99.507%	$995,070,000	99.921%	$999,210,000
Underwriting Discount	0.250%	$5,000,000	0.350%	$3,500,000	0.450%	$4,500,000	0.875%	$8,750,000
Proceeds to Time Warner	99.75%	$1,995,000,000	99.572%	$995,720,000	99.057%	$990,570,000	99.046%	$990,460,000

Interest on the securities will accrue from November 13, 2006.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities in book-entry form only will be made through The Depository Trust Company, Clearstream Banking S.A. Luxembourg and the Euroclear System on or about November 13, 2006, against payment in immediately available funds.

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	BNP PARIBAS	RBS Greenwich Capital

Co-Lead Managers

ABN AMRO Incorporated	Calyon	Citigroup
Daiwa Securities SMBC Europe	Deutsche Bank Securities	Dresdner Kleinwort
HSBC	Mizuho International plc	Scotia Capital
Wachovia Securities

Senior Co-Managers

Bear, Stearns & Co. Inc.	Goldman, Sachs & Co.	JPMorgan
Lehman Brothers	Morgan Stanley	The Williams Capital Group, L.P.

Co-Managers

Blaylock & Company, Inc.	BMO Capital Markets	Credit Suisse
Fortis Securities LLC	Guzman & Co.	Lloyds TSB
Merrill Lynch & Co.	Mitsubishi UFJ Securities	Utendahl Capital Group L.L.C.

The date of this Prospectus Supplement is November 8, 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the securities that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information or to offer the securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

References to “Time Warner,” “our company,” “we,” “us” and “our” in this prospectus supplement and in the accompanying prospectus are references to Time Warner Inc. TW AOL Holdings Inc. is referred to herein as “TW AOL.” Historic TW Inc. is referred to herein as “Historic TW.” Time Warner Companies, Inc. is referred to herein as “TWCI.” Turner Broadcasting System, Inc. is referred to herein as “TBS,” and together with TW AOL, Historic TW and TWCI, the “Guarantors.” Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

Offers and sales of the securities are subject to restrictions in relation to the European Union, the United Kingdom, Hong Kong, Japan and Singapore, details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain other jurisdictions may also be restricted by law.

The securities are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-15 of this prospectus supplement.

S-ii

OFFERING SUMMARY

The summary below describes the principal terms of the securities offering and is not intended to be complete. You should carefully read the “Description of the Notes and the Debentures” section of this prospectus supplement and “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for a more detailed description of the securities offered hereby.

Issuer	Time Warner Inc.

Securities	$2,000,000,000 principal amount of Floating Rate Notes due 2009

$1,000,000,000 principal amount of 5.50% Notes due 2011

$1,000,000,000 principal amount of 5.875% Notes due 2016

$1,000,000,000 principal amount of 6.50% Debentures due 2036

Maturity Dates	Floating Rate Notes: November 13, 2009

5.50% Notes: November 15, 2011

5.875% Notes: November 15, 2016

6.50% Debentures: November 15, 2036

Interest Payment Dates	Floating Rate Notes: quarterly in arrears on February 13, May 13, August 13, and November 13 of each year, beginning on February 13, 2007.

5.50% Notes due 2011, 5.875% Notes due 2016 and 6.50% Debentures due 2036: semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007.

Guarantors	TW AOL, Historic TW, TWCI and TBS.

Guarantees	The securities will be fully, irrevocably and unconditionally guaranteed by TW AOL and Historic TW. In addition, TWCI and TBS will fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the securities.

Ranking	The securities will be our unsecured senior obligations, and will rank equally with our other unsecured and unsubordinated obligations.

The guarantees will be unsecured senior obligations of TW AOL, Historic TW, TWCI and TBS, as applicable, and will rank equally with other unsecured senior obligations of TW AOL, Historic TW, TWCI and TBS, respectively.

Please read “Description of the Notes and the Debentures — Ranking” in this prospectus supplement and “Description of the Debt Securities and the Guarantees — Ranking” in the accompanying prospectus. Please also see “The Company — Guarantee Structure for Debt Securities” in the accompanying prospectus for a discussion of the structural subordination of the securities with respect to the assets of certain of our subsidiaries.

Optional Redemption	We may redeem some or all of the 5.50% Notes due 2011, the 5.875% Notes due 2016 or the 6.50% Debentures due 2036 at any time or from time to time, as a whole or in part, at our option, at the redemption prices described in this prospectus supplement. See “Description of the Notes and the Debentures — Optional Redemption.”

Use of Proceeds	We intend to use the proceeds from this offering to refinance existing indebtedness and for general corporate purposes, including repurchases of our common stock. See “Use of Proceeds.”

No Listing	We do not intend to apply for the listing of the securities on any securities exchange or for the quotation of the securities in any dealer quotation system.

Trustee	The Bank of New York

Paying and Transfer Agent	The Bank of New York

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $4.969 billion, after deducting the underwriting discount and our estimated offering expenses. We intend to use a portion of the net proceeds (in an amount to be determined) to refinance indebtedness under our commercial paper program and to use any remaining net proceeds for general corporate purposes, including repurchases of our common stock. At September 30, 2006, our commercial paper program had outstanding borrowings of $4.357 billion, with maturities of less than three months and an average interest rate of approximately 5.5% per annum. Such indebtedness was incurred to fund general corporate purposes, including repurchases of our common stock.

DESCRIPTION OF THE NOTES AND THE DEBENTURES

We will issue four separate series of securities under the indenture referred to in the accompanying prospectus. The following description of the particular terms of the securities offered hereby and the related guarantees supplements the description of the general terms and provisions of the securities set forth under “Description of the Debt Securities and the Guarantees” beginning on page 11 in the accompanying prospectus. This description replaces the description of the securities in the accompanying prospectus, to the extent of any inconsistency.

Fixed Rate Securities

The 5.50% Notes due 2011 will mature on November 15, 2011, the 5.875% Notes due 2016 will mature on November 15, 2016, and the 6.50% Debentures due 2036 will mature on November 15, 2036.

We will pay interest on the 5.50% Notes due 2011 at the rate of 5.50% per year, on the 5.875% Notes due 2016 at the rate of 5.875% per year and on the 6.50% Debentures due 2036 at the rate of 6.50% per year semi-annually in arrears on May 15 of each year to holders of record on the preceding May 1, and on November 15 of each year to holders of record on the preceding November 1. If interest or principal on the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036 is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036 is May 15, 2007. Interest on the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036 will accrue from November 13, 2006, and will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Securities

The Floating Rate Notes due 2009 will mature on November 13, 2009.

We will pay interest on the Floating Rate Notes due 2009 at a rate per year equal to LIBOR plus 0.23%. We will pay interest on the Floating Rate Notes due 2009 quarterly in arrears on each February 13, May 13, August 13, and November 13, beginning February 13, 2007, each an “interest payment date.”

If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the Floating Rate Notes due 2009 will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest on the Floating Rate Notes due 2009 will accrue from, and including, November 13, 2006, to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the outstanding principal amount of the Floating Rate Notes due 2009 by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from November 13, 2006, or from the last date we paid interest, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If the maturity date of the Floating Rate Notes due 2009 falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment on the next succeeding business day. The interest payable by us on a Floating Rate Note due 2009 on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Floating Rate Note due 2009 is registered at the close of business on February 1, May 1, August 1, and November 1 preceding such interest payment date, whether or not a business day. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

When we use the term “business day” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close, provided that the day is also a London business day. “London business day” means any day on which dealings in United States dollars are transacted in the London interbank market.

The interest rate on the Floating Rate Notes due 2009 will be calculated by the calculation agent appointed by us, which initially will be the Trustee, and will be equal to LIBOR plus 0.23%, except that the interest rate in effect for the period from November 13, 2006 to but excluding February 15, 2007, the initial reset date, will be established by us as the rate for deposits in United States dollars having a maturity of three months commencing November 13, 2006 that appears on Telerate Page 3750 as of 11:00 a.m., London Time, on November 13, 2006, plus 0.23%. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an “interest reset date.” The second business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including November 13, 2006 to the initial interest reset date will be the initial interest rate.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes due 2009 will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of any holder of Floating Rate Notes due 2009, provide the interest rate then in effect with respect to the Floating Rate Notes due 2009. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the issuer, any guarantor and the holders of the Floating Rate Notes due 2009.

Additional Information

See “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for additional important information about the securities. That information includes:

•	additional information about the terms of the securities;

•	general information about the indenture and the trustee;

•	a description of certain covenants under the indenture; and

•	a description of events of default under the indenture.

Guarantees

Each of TW AOL and Historic TW, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of the securities and to the Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the Trustee) and the securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. Additionally, TWCI and TBS will fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the securities under substantially the same terms as the guarantees of TW AOL and Historic TW of the securities.

The following chart shows the corporate organization of Time Warner and its direct or indirect ownership interest in its principal subsidiaries. This chart does not show all subsidiaries, including certain intermediate subsidiaries. It is included in order to illustrate the guarantee structure of the securities and to show the principal amount of public debt and the size of the bank credit facility and commercial paper program of Time Warner and the Guarantors, as of September 30, 2006, as discussed below. This chart does not show all indebtedness of the respective entities; it also does not show indebtedness of subsidiaries that are not guarantors, which is discussed further below.

We describe the terms of the guarantees in more detail under the heading “Description of the Debt Securities and the Guarantees — Guarantees” in the accompanying prospectus.

Existing Indebtedness

The following is a summary of the existing public debt and committed bank credit facility at Time Warner and the Guarantors. Please see the information incorporated herein by reference for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness.

Time Warner

At September 30, 2006, the aggregate principal amount outstanding of public debt securities that have been issued by Time Warner (the “Old Parent Debt Securities”) was $8.0 billion and the aggregate committed amount under the bank credit facility, including amounts reserved from time to time to support commercial paper borrowings and letters of credit, was $7.0 billion. At September 30, 2006, there was $4.357 billion commercial paper outstanding and $80 million of letters of credit supported by the $7.0 billion bank credit facility.

Historic TW

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of Historic TW was $1.6 billion.

TWCI

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of TWCI was $4.1 billion.

TBS

At September 30, 2006, the aggregate principal amount outstanding of public debt securities of TBS was $300 million.

TW AOL/AOL LLC

As of September 30, 2006, neither TW AOL nor AOL LLC had outstanding public debt or bank debt. As of that same date, AOL LLC was a guarantor of the Old Parent Debt Securities and the obligations of Time Warner under its bank credit facility and commercial paper program as well as the other public debt of Historic TW, TWCI and TBS.

Other

In addition, the aggregate principal amount of existing indebtedness for borrowed money, exclusive of intercompany obligations, incurred by subsidiaries other than the Guarantors (exclusive of AOL LLC’s guarantees of the Old Parent Debt Securities and public debt of Historic TW, TWCI and TBS) was $14.715 billion at September 30, 2006. Such indebtedness was primarily attributable to Time Warner Cable Inc.’s $9.875 billion of bank debt and $1.454 billion of commercial paper and Time Warner Entertainment Company, L.P.’s $3.2 billion principal amount of public bonds.

Release of Guarantors

The indenture for the securities provides that any Guarantor may be automatically released from its obligations if such Guarantor has no outstanding Indebtedness For Borrowed Money (as defined in the accompanying prospectus), other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. However, there is no covenant in the indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its guarantee. In addition, although the indenture for the securities limits the overall amount of secured Indebtedness For Borrowed Money that can be incurred by Time Warner and its subsidiaries, it does not limit the amount of unsecured indebtedness that can be incurred by Time Warner and its subsidiaries. Thus, there is no limitation on the amount of indebtedness that could be structurally senior to the securities. See “The Company — Guarantee Structure for Debt Securities” and “Description of the Debt Securities and the Guarantees — Guarantees” in the accompanying prospectus.

Ranking

The securities offered hereby will be unsecured and senior obligations of ours, and will rank equally with other unsecured and unsubordinated obligations of ours. The guarantees of the securities will be unsecured and senior obligations of TW AOL, Historic TW, TWCI and TBS, as applicable, and will rank equally with all other unsecured and unsubordinated obligations of TW AOL, Historic TW, TWCI and TBS, respectively.

The guarantee structure of the securities is the same as the guarantee structure for the Old Parent Debt Securities, except that TW AOL will guarantee the securities, whereas TW AOL’s subsidiary, AOL LLC, guaranteed the Old Parent Debt Securities. This change is a consequence of the Google Investment (as defined in the accompanying prospectus). In connection with the Google Investment, AOL LLC became an indirect, 95%-owned subsidiary of Time Warner and TW AOL. As a result, Time Warner intends to have TW AOL, a 100% directly owned subsidiary, rather than AOL LLC, guarantee the securities.

The securities will be structurally pari passu with the Old Parent Debt Securities as to the assets of Historic TW, TWCI and TBS. However, the securities will be structurally subordinated to the Old Parent Debt Securities and any other indebtedness of AOL LLC with respect to the assets of AOL LLC. Such other indebtedness of AOL LLC includes current guarantees of the obligations of Time Warner under its bank credit agreement and commercial paper program. Time Warner intends to amend its commercial paper program so that the guarantee structure of such indebtedness is the same as that of the securities. Although Time Warner does not intend to make similar amendments to the bank credit agreement at the present time, it currently expects, subject to market conditions, that it would do so if and when it refinances such facility. The securities, like the Old Parent Debt Securities, will also be structurally subordinated to indebtedness incurred by subsidiaries of Time Warner that are not guarantors of such securities, as discussed below.

Each of our company, TW AOL, Historic TW, TWCI and TBS is a holding company for other non-guarantor subsidiaries, and therefore the securities and the guarantees of the securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of such non-guarantor subsidiaries. Such non-guarantor subsidiaries, in addition to AOL LLC, include Warner Bros. Entertainment Inc., New Line Cinema Corporation, Home Box Office, Inc., Time Inc., Time Warner Cable Inc. and Time Warner Entertainment Company, L.P. See “The Company — Guarantee Structure for Debt Securities” in the accompanying prospectus for a discussion of the structural subordination of the securities to certain other indebtedness of Time Warner and its subsidiaries. Furthermore, the ability of each of our company, TW AOL, Historic TW, TWCI and, to a certain extent, TBS, to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flow of their respective subsidiaries and the distribution or other payment to them of such earnings or cash flow.

Optional Redemption

We may redeem some or all of the 5.50% Notes due 2011, the 5.875% Notes due 2016 or the 6.50% Debentures due 2036 at any time or from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to each holder of such securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined in the accompanying prospectus, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined in the accompanying prospectus, plus 20 basis points for the 5.50% Notes due 2011, 30 basis points for the 5.875% Notes due 2016 and 35 basis points for the 6.50% Debentures due 2036;

plus, in each case, accrued interest to the date of redemption that has not been paid.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. The Bank of New York will act as the U.S. depositary for Clearstream and Euroclear.

DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of our company, TW AOL, Historic TW, TWCI, TBS, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

None of our company, TW AOL, Historic TW, TWCI, TBS or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

UNITED STATES TAXATION

General

This section summarizes the material U.S. federal income tax consequences to “Non-U.S. Holders” of the securities offered hereby.

A “Non-U.S. Holder” is a beneficial owner of the securities that is not:

•	an individual citizen or resident of the United States;

•	a corporation — or entity taxable as a corporation for U.S. federal income tax purposes — created or organized under the laws of the United States, a state thereof or the District of Columbia; or

•	an estate or trust that is taxable in the U.S. on its worldwide income.

If you do not qualify as a “Non-U.S. Holder,” you will be subject to different tax rules, and we suggest that you consult with your tax advisor before investing in the securities. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the discussion set forth below.

The discussion in this section is also limited in the following ways:

•	The discussion only covers you if you buy your securities in the initial offering.

•	The discussion only covers you if you hold your securities as a capital asset (generally, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the securities.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the securities (possibly with retroactive effect).

•	The discussion does not cover U.S. federal gift tax or alternative minimum tax laws, state, local or non-U.S. law.

If you are considering buying the securities, we suggest that you consult your tax advisor about the tax consequences of holding the securities in your particular situation.

Withholding Taxes

Generally, payments of principal and interest on the securities will not be subject to U.S. withholding taxes, provided that you meet one of the following requirements.

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your securities. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the securities and that you are a Non-U.S. Holder.

•	You hold your securities directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are a Non-U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the securities is effectively connected with your conduct of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base), and is not exempt from U.S. federal income tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax (generally, at a 30% rate) under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the securities fails to comply with the procedures necessary to avoid withholding taxes on the securities. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the securities. However, if you hold your securities through a qualified intermediary — or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the securities — the qualified intermediary will not generally forward this information to the withholding agent.

•	You own 10% or more of the voting stock of Time Warner, are a “controlled foreign corporation’’ with respect to Time Warner, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base), as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

•	You hold your securities directly through a qualified intermediary and the applicable procedures are complied with.

•	You file Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation. In addition, special rules apply to certain types of Non-U.S. Holders of securities, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your own tax advisor regarding the application of these specific rules.

Sale or Redemption of Securities

If you sell a security or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S (and, if a tax treaty applies, is attributable to a permanent establishment or fixed base).

•	You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the securities, and certain other conditions are satisfied. If the foregoing conditions apply, you will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain, which may be offset by certain capital losses.

•	The gain represents accrued but unpaid interest not previously included in income, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your securities in connection with a trade or business that you are conducting in the U.S. (and, if a tax treaty applies, income or gain with respect to the securities is attributable to a permanent establishment or fixed base):

•	Any interest on the securities, and any gain from disposing of the securities, generally will be subject to income tax at graduated rates as if you were a U.S. holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings from the securities. The rate of this tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your securities will not be subject to U.S. estate tax when you die, provided that payments on the securities were not connected to a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the voting stock of Time Warner.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding (currently at a rate of 28%) apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your own tax advisor concerning information reporting and backup withholding on a sale.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of November 8, 2006, the underwriters named below, for whom Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Greenwich Capital Markets, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of securities set forth opposite their respective names below:

	Notes	Notes	Notes	Debentures
Underwriters	due 2009	due 2011	due 2016	due 2036

Banc of America Securities LLC	$350,000,000	$175,000,000	$175,000,000	$175,000,000
Barclays Capital Inc.	350,000,000	175,000,000	175,000,000	175,000,000
BNP Paribas Securities Corp.	350,000,000	175,000,000	175,000,000	175,000,000
Greenwich Capital Markets, Inc.	350,000,000	175,000,000	175,000,000	175,000,000
ABN AMRO Incorporated	33,800,000	16,900,000	16,900,000	16,900,000
Calyon Securities (USA) Inc.	33,800,000	16,900,000	16,900,000	16,900,000
Citigroup Global Markets Inc.	33,800,000	16,900,000	16,900,000	16,900,000
Daiwa Securities SMBC Europe Limited	33,800,000	16,900,000	16,900,000	16,900,000
Deutsche Bank Securities Inc.	33,800,000	16,900,000	16,900,000	16,900,000
Dresdner Kleinwort Securities LLC	33,800,000	16,900,000	16,900,000	16,900,000
HSBC Securities (USA) Inc.	33,800,000	16,900,000	16,900,000	16,900,000
Mizuho International plc	33,800,000	16,900,000	16,900,000	16,900,000
Scotia Capital (USA) Inc.	33,800,000	16,900,000	16,900,000	16,900,000
Wachovia Capital Markets, LLC	33,800,000	16,900,000	16,900,000	16,900,000
Bear, Stearns & Co. Inc.	21,000,000	10,500,000	10,500,000	10,500,000
Goldman, Sachs & Co.	21,000,000	10,500,000	10,500,000	10,500,000
J.P. Morgan Securities Inc.	21,000,000	10,500,000	10,500,000	10,500,000
Lehman Brothers Inc.	21,000,000	10,500,000	10,500,000	10,500,000
Morgan Stanley & Co. Incorporated	21,000,000	10,500,000	10,500,000	10,500,000
The Williams Capital Group, L.P.	21,000,000	10,500,000	10,500,000	10,500,000
Blaylock & Company, Inc.	17,000,000	8,500,000	8,500,000	8,500,000
BMO Capital Markets Corp.	17,000,000	8,500,000	8,500,000	8,500,000
Credit Suisse Securities (USA) LLC	17,000,000	8,500,000	8,500,000	8,500,000
Fortis Securities LLC	17,000,000	8,500,000	8,500,000	8,500,000
Guzman & Co.	17,000,000	8,500,000	8,500,000	8,500,000
Lloyd’s TSB Bank plc	0	0	8,500,000	0
Merrill Lynch, Pierce, Fenner & Smith Incorporated	17,000,000	8,500,000	0	8,500,000
Mitsubishi UFJ Securities International plc	17,000,000	8,500,000	8,500,000	8,500,000
Utendahl Capital Group L.L.C.	17,000,000	8,500,000	8,500,000	8,500,000

Total	$2,000,000,000	$1,000,000,000	$1,000,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities offered by this prospectus supplement if any are taken.

The underwriters initially propose to offer part of each series of securities directly to the public at the public offering prices set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.075%, 0.200%, 0.275% and 0.500%, respectively, of the principal amount of the Floating Rate Notes due 2009, the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036, respectively. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.050%, 0.150%, 0.250% and 0.250%, respectively, of the principal amount of the Floating Rate Notes due 2009, the 5.50% Notes due 2011, the 5.875% Notes due 2016 and the 6.50% Debentures due 2036, respectively, to other underwriters or to certain other dealers. After the initial offering of the securities, the offering price and other selling terms may from time to time be varied by the representatives.

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has agreed that it will not offer, sell or deliver any of the securities, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the securities, in or from any jurisdiction outside the United States except under circumstances that will, to the best of its or their knowledge and belief, after reasonable investigation, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

Each of Daiwa Securities SMBC Europe Limited, Mitsubishi UFJ Securities International plc, Lloyds TSB Bank plc and Mizuho International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FSMA”), to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA or in circumstances in which section 21 of the FSMA does not apply to us or the Guarantors; and

(b) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. Purchasers of the securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the relevant issue price set forth on the cover page hereof.

We do not intend to apply for listing of the securities on a U.S. securities exchange, but we have been advised by the underwriters that they presently intend to make a market in the securities as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the securities and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover over-allotments or to stabilize the price of the securities, the underwriters may bid for, and purchase, securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future provide investment and commercial banking services to or engage in transactions of a financial nature with us and our subsidiaries, including the provision of certain advisory services and the making of loans to us and our subsidiaries, for which they have received or will receive customary compensation.

We estimate that our total expenses for this offering will be approximately $3.17 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make because of any of these liabilities.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TW AOL, Historic TW, TWCI and TBS by Cravath, Swaine & Moore LLP, New York, New York.

Certain legal matters in connection with the offered securities will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in our 2005 Form 10-K, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such management’s assessment is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our recast consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, including the schedule appearing therein, appearing in our current report on Form 8-K dated November 3, 2006 (filed November 3, 2006), and the condensed consolidating financial statements of Time Warner as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in our current report on Form 8-K dated

November 8, 2006 (filed November 8, 2006), each have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and condensed consolidating financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adelphia Communications Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference to the annual report on Form 10-K of Adelphia Communications Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Adelphia’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Special-Purpose Combined Carve Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the current report on Form 8-K/A of Time Warner Inc. filed on October 13, 2006 and incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

P R O S P E C T U S

Debt Securities

Preferred Stock

Common Stock

Warrants

This prospectus contains a general description of the securities which we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities will be issued by Time Warner Inc. The debt securities will be fully, irrevocably and unconditionally guaranteed on an unsecured basis by each of TW AOL Holdings Inc. and Historic TW Inc.; and Time Warner Companies, Inc. and Turner Broadcasting System, Inc. will fully, irrevocably and unconditionally guarantee on an unsecured basis Historic TW Inc.’s guarantee of the debt securities. See “Description of the Debt Securities and the Guarantees.”

The common stock of Time Warner Inc. is listed on the New York Stock Exchange under the trading symbol “TWX.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 8, 2006.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Time Warner Inc. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that Time Warner Inc., a Delaware corporation, which is also referred to as “Time Warner,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, Time Warner may offer and sell from time to time, any of the following securities, in one or more series:

•	debt securities,

•	preferred stock,

•	common stock, and

•	warrants.

The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

Time Warner files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Time Warner at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. TW AOL Holdings Inc., Historic TW Inc., Time Warner Companies, Inc. and Turner Broadcasting System, Inc. do not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.”

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information Time Warner has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Time Warner files with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Annual report on Form 10-K for the year ended December 31, 2005 (filed February 27, 2006), as amended by Form 10-K/A (filed September 13, 2006), and including portions of the proxy statement for the 2006 annual meeting of stockholders (filed April 4, 2006) to the extent specifically incorporated by reference therein (collectively, the “2005 Form 10-K”);

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 (filed May 3, 2006), as amended by Form 10-Q/A (filed September 13, 2006) (collectively, the “March 2006 Form 10-Q”);

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 (filed August 2, 2006), as amended by Form 10-Q/A (filed September 13, 2006) (collectively, the “June 2006 Form 10-Q”);

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2006 (filed November 1, 2006) (the “September 2006 Form 10-Q”); and

•	Current reports on Form 8-K or Form 8-K/A dated January 17, 2006 (filed January 18, 2006), January 25, 2006 (filed January 31, 2006), February 15, 2006 (filed February 22, 2006), February 23, 2006 (filed February 24, 2006), March 15, 2006 (filed March 21, 2006), May 4, 2006 (filed May 8, 2006), May 19, 2006 (filed May 23, 2006), June 21, 2006 (filed June 27, 2006), July 31, 2006 (filed August 2, 2006), August 4, 2006 (filed August 9, 2006), August 15, 2006 (filed August 17, 2006), July 31, 2006 (filed October 13, 2006) (including (i) the report of independent registered public accounting firm, consolidated balance sheets at December 31, 2005 and 2004, consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003, consolidated statements of comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003, consolidated statements of stockholders’ deficit for the years ended December 31, 2005, 2004 and 2003, consolidated statements of cash flows for the years ended December 31, 2005, 2004 and 2003, notes to consolidated financial statements and supplemental financial schedules: schedule I —

condensed financial information of registrant and schedule II — valuation and qualifying accounts of Adelphia Communications Corporation (“Adelphia”), which are incorporated by reference to the annual report on Form 10-K for the year ended December 31, 2005 filed by Adelphia with the SEC on March 29, 2006 (File No. 000-16014), and (ii) condensed consolidated balance sheets as of June 30, 2006 (unaudited) and December 31, 2005, condensed consolidated statements of operations for the three and six months ended June 30, 2006 and 2005 (unaudited), condensed consolidated statements of cash flows for the six months ended June 30, 2006 and 2005 (unaudited) and notes to condensed consolidated financial statements (unaudited) of Adelphia, which are incorporated by reference to the quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed by Adelphia with the SEC on August 14, 2006), October 18, 2006 (filed October 18, 2006) (the second filing on Form 8-K of that date), October 25, 2006 (filed October 27, 2006), November 2, 2006 (filed November 2, 2006), November 3, 2006 (filed November 3, 2006), November 8, 2006 (filed November 8, 2006) and November 8, 2006 (filed November 8, 2006).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.timewarner.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Time Warner at the following address:

Time Warner Inc.
Attn: Investor Relations
One Time Warner Center
New York, NY 10019-8016
Telephone: 1-866-INFO-TWX

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements may be made directly in this prospectus referring to us and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results may vary materially from those described in the forward-looking statements due to a variety of factors. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. None of Time Warner, TW AOL Holdings Inc., Historic TW Inc., Time Warner Companies, Inc. or Turner Broadcasting System, Inc. is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Various factors could adversely affect the operations, business or financial results of Time Warner or its business segments in the future and cause Time Warner’s actual results to differ materially from those contained in the forward-looking statements, including those factors referred to under “Risk Factors” or otherwise discussed in the 2005 Form 10-K, the March 2006 Form 10-Q, the June 2006 Form 10-Q, the September 2006 Form 10-Q and in Time Warner’s other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part. In addition, Time Warner operates in highly competitive, consumer and technology-driven and rapidly changing media, entertainment, interactive services and cable businesses. These businesses are affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Time Warner’s actual results could differ materially from management’s expectations because of changes in such factors.

Further, for Time Warner generally, lower than expected valuations associated with the cash flows and revenues at Time Warner’s segments may result in Time Warner’s inability to realize the value of recorded intangibles and goodwill at those segments. In addition, achieving our financial objectives, including growth in operations, maintaining financial ratios and a strong balance sheet, could be adversely affected by the factors referred to under “Risk Factors” or otherwise discussed in detail in Item 1A, “Risk Factors,” in the 2005 Form 10-K, the March 2006 Form 10-Q, the June 2006 Form 10-Q and the September 2006 Form 10-Q, incorporated by reference herein, as well as:

•	decreased liquidity in the capital markets, including any reduction in the ability to access either the capital markets for debt securities or bank financings;

•	the failure to meet earnings expectations;

•	the impacts of significant acquisitions, dispositions and other similar transactions;

•	economic slowdowns;

•	the impact of terrorist acts and hostilities; and

•	changes in our plans, strategies and intentions.

For our AOL business, actual results could differ materially from management’s expectations due to the factors referred to under “Risk Factors” or otherwise discussed in detail in Item 1A, “Risk Factors,” in the 2005 Form 10-K, the March 2006 Form 10-Q, the June 2006 Form 10-Q and the September 2006 Form 10-Q, incorporated by reference herein, as well as the risks relating to changes in U.S. and international regulatory environments affecting interactive services.

For our cable business, actual results could differ materially from management’s expectations due to the factors referred to under “Risk Factors” or otherwise discussed in detail in Item 1A, “Risk Factors,” in the 2005 Form 10-K, the March 2006 Form 10-Q, the June 2006 Form 10-Q and the September 2006 Form 10-Q, incorporated by reference herein, as well as:

•	increases in government regulation of video services, including regulation that limits cable operators’ ability to raise rates;

•	challenges in meeting government regulations that may not apply to certain of Time Warner Cable Inc.’s competitors relating to the separation of security and signal reception requirements in leased set-top boxes, as well as increases in government regulation that dictate set-top box or other equipment features, functionalities or specifications;

•	increased difficulty in obtaining franchise renewals;

•	a future decision by the Federal Communications Commission or Congress to require cable operators to contribute to the federal “Universal Service Fund” based on the provision of cable modem service, which could raise the price of cable modem service; and

•	the award of franchises or similar grants of rights through state or federal legislation that would allow competitors of cable providers to offer video service on terms substantially more favorable than those afforded existing cable operators (e.g., without the need to obtain local franchise approval or to comply with local franchising regulations as cable operators currently must).

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements on Form DEF 14A.

All subsequent forward-looking statements attributable to us, TW AOL Holdings Inc., Historic TW Inc., Time Warner Companies, Inc. or Turner Broadcasting System, Inc. or any person acting on our or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE COMPANY

Time Warner

Time Warner is a leading media and entertainment company. Time Warner classifies its operations into five reportable segments:

•	AOL, consisting principally of interactive services;

•	Cable, consisting principally of interests in cable systems that provide video, high-speed data and Digital Phone services;

•	Filmed Entertainment, consisting principally of feature film, television and home video production and distribution;

•	Networks, consisting principally of cable television and broadcast networks; and

•	Publishing, consisting principally of magazine publishing.

The following chart shows the corporate organization of Time Warner and its direct and indirect ownership interests in its principal subsidiaries. This chart does not show all subsidiaries, including certain intermediary subsidiaries. It is included in order to help illustrate the guarantee structures of Time Warner indebtedness discussed below.

The following is a brief description of Time Warner and the Guarantors:

Time Warner Inc.

Time Warner Inc. (“Time Warner”) is the issuer of the securities to be offered by this prospectus. Prior to October 16, 2003, it was known as AOL Time Warner Inc. Time Warner is a holding company that derives its operating income and cash flow from its investments in its subsidiaries, which include the Guarantors (as defined below) of the New Parent Debt Securities (as defined below). Its principal executive office, and that of its subsidiaries except as noted below, is located at One Time Warner Center, New York, NY 10019-8016, telephone (212) 484-8000.

Historic Time Warner Inc.

Historic TW Inc. (“Historic TW”) is a wholly owned subsidiary of Time Warner. Prior to October 16, 2003, it was named Time Warner Inc. Historic TW is a holding company with the same business interests as Time Warner, except it does not have an ownership interest in AOL LLC’s interactive services businesses. It derives its operating income and cash flow from its investments in its subsidiaries, which include Time Warner Companies, Inc. and Turner Broadcasting System, Inc.

TW AOL Holdings Inc.

TW AOL Holdings Inc. (“TW AOL”), a Virginia corporation, is a wholly owned subsidiary of Time Warner. It derives its operating income and cash flow from its principal operating subsidiary, AOL LLC. AOL LLC operates a leading network of web brands and the largest Internet access subscription service in the United States.

TW AOL was formed as a holding company for the AOL business in connection with an investment by Google Inc. in the AOL business in April 2006. At that time, America Online, Inc. was converted to a Delaware limited liability company and its name was changed to AOL LLC. Google Inc. acquired a 5% interest in TW AOL’s direct subsidiary, AOL Holdings LLC (the “Google Investment”). AOL LLC is a wholly owned subsidiary of AOL Holdings LLC.

Time Warner Companies, Inc.

Time Warner Companies, Inc. (“TWCI”) is a wholly owned, indirect subsidiary of Time Warner. It is a holding company with interests in publishing, cable systems, networks and filmed entertainment. Its direct and indirect subsidiaries include Warner Bros., Home Box Office, Inc., Time Inc., Time Warner Cable Inc. and Time Warner Entertainment Company, L.P.

Turner Broadcasting System, Inc.

Turner Broadcasting System, Inc. (“TBS”) is a wholly owned, indirect subsidiary of Time Warner. It derives its operating income and cash flow from its own operations and also from its subsidiaries and investments. The primary activities of TBS and its subsidiaries include the operation of cable networks and the New Line filmed entertainment business. The principal executive office of TBS is located at One CNN Center, Atlanta, GA 30303, telephone (404) 827-1500.

Guarantee Structure for Debt Securities

The debt securities to be offered pursuant to this prospectus and any applicable prospectus supplement (the “New Parent Debt Securities”) will be fully, irrevocably and unconditionally guaranteed by Historic TW and TW AOL. In addition, TWCI and TBS will fully, irrevocably and unconditionally guarantee the obligations of Historic TW under its guarantee of the New Parent Debt Securities. See “Description of the Debt Securities and the Guarantees — Guarantees.”

The guarantee structure of the New Parent Debt Securities is the same as the guarantee structure for the existing public debt securities that have been issued by Time Warner and are outstanding (the “Old Parent Debt Securities”), except that TW AOL will guarantee the New Parent Debt Securities, whereas TW AOL’s subsidiary, AOL LLC, guaranteed the Old Parent Debt Securities. This change is a consequence of the Google Investment. In connection with the Google Investment, AOL LLC became an indirect, 95%-owned subsidiary of Time Warner and TW AOL. As a result, Time Warner intends to have TW AOL, a 100% directly owned subsidiary, rather than AOL LLC, guarantee the New Parent Debt Securities.

The guarantee structure for the Old Parent Debt Securities was established to ensure that the financial risks associated with investing in the unsecured debt of any of Time Warner, Historic TW, TWCI, TBS and AOL LLC were substantially the same. Under these arrangements, each of Time Warner, Historic TW, TWCI, TBS and AOL LLC effectively guaranteed the public debt of one another. These arrangements were entered into from 1996 to 1998 and in 2001. Historic TW, TWCI and TBS currently have issued and outstanding public debt securities that have the benefit of these arrangements as described further below (such debt securities, together with the Old Parent Debt Securities, the “Old Debt Securities”).

As a result of the guarantee arrangements described in the preceding paragraphs, the New Parent Debt Securities will be structurally pari passu with the Old Parent Debt Securities as to the assets of Historic TW, TWCI and TBS. However, the New Parent Debt Securities will be structurally subordinated to the Old Debt Securities and any other indebtedness of AOL LLC with respect to the assets of AOL LLC. Such other indebtedness of AOL LLC currently includes guarantees of obligations of Time Warner under its bank credit agreement and commercial paper program, which are discussed below. The New Parent Debt Securities, like the Old Parent Debt Securities, will also be structurally subordinated to indebtedness incurred by subsidiaries of Time Warner that are not guarantors of such securities, including the indebtedness at Time Warner Cable Inc. and its subsidiary, Time Warner Entertainment Company, L.P.

Time Warner does not intend to cause AOL LLC to issue a guarantee of any new issuance of public debt by Time Warner or its subsidiaries. Time Warner also does not intend to issue any additional securities governed by any of the indentures governing the Old Debt Securities. However, the indenture for the New Debt Securities does not prohibit us from doing so in either case. As described below, AOL LLC is currently a guarantor of the obligations of Time Warner under its existing bank credit agreement and commercial paper program. Time Warner intends to amend its commercial paper program so that the guarantee structure of such indebtedness is the same as that of the New Parent Debt Securities. Although Time Warner does not intend to make similar amendments to the bank credit agreement at the present time, it currently expects, subject to market conditions, that it would do so if and when it refinances such facility.

Notwithstanding the foregoing, the indenture for the New Parent Debt Securities provides that any Guarantor may be automatically released from its obligations if such Guarantor has no outstanding Indebtedness For Borrowed Money (as defined below), other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such Guarantee. However, there is no covenant in the indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its Guarantee. See “Description of the Debt Securities and the Guarantees — Guarantees.” In addition, although the indenture for the New Parent Debt Securities limits the overall amount of secured Indebtedness For Borrowed Money that can be incurred by Time Warner and its subsidiaries, it does not limit the amount of unsecured indebtedness that can be incurred by Time Warner and its subsidiaries. Thus, there is no limitation on the amount of indebtedness that could be structurally senior to the New Parent Debt Securities. See “Description of Debt Securities.”

Guarantees on Existing Indebtedness

The following is a summary of the guarantees of existing Indebtedness For Borrowed Money at each of Time Warner, Historic TW, TWCI and TBS, as well as a description of the new and existing guarantees of TW AOL and AOL LLC, respectively. In addition, reference is made to the description of the existing guarantees set forth in Items 7 and 15 of the 2005 Form 10-K, which is incorporated herein by reference. See “Where You Can Find More Information.”

Time Warner

AOL LLC and Historic TW fully, irrevocably and unconditionally guarantee the Old Parent Debt Securities and the obligations of Time Warner under its existing bank credit agreement and commercial paper program. TWCI and TBS fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the Old Parent Debt Securities and Historic TW’s guarantee of the obligations of Time Warner under its existing bank credit agreement and commercial paper program.

Historic TW

Time Warner, AOL LLC, TWCI and TBS fully, irrevocably and unconditionally guarantee the public debt of Historic TW that is outstanding as of the date of this prospectus.

TWCI

Historic TW and TBS fully, irrevocably and unconditionally guarantee the public debt of TWCI that is outstanding as of the date of this prospectus. Additionally, Time Warner and AOL LLC fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of TWCI’s existing public debt.

TBS

Historic TW and TWCI fully, irrevocably and unconditionally guarantee the public debt of TBS that is outstanding as of the date of this prospectus. Additionally, Time Warner and AOL LLC fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of TBS’ existing public debt.

TW AOL/AOL LLC

There is currently no public or bank debt outstanding at TW AOL or AOL LLC. TW AOL will fully, irrevocably and unconditionally guarantee the New Parent Debt Securities.

Guarantee Limitation

The maximum aggregate amount of each guarantee to be issued in connection with the New Parent Debt Securities, as well as of each of the guarantees issued in connection with the Old Debt Securities, shall not or does not, as the case may be, exceed the maximum amount that can be guaranteed by Time Warner, AOL LLC, TW AOL, Historic TW, TWCI or TBS, respectively, without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights or creditors generally.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2005 Form 10-K, the March 2006 Form 10-Q, the June 2006 Form 10-Q and the September 2006 Form 10-Q, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for Time Warner is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges (or combined fixed charges and preferred dividends), the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed. The definition of earnings also applies to Time Warner’s unconsolidated 50%-owned affiliated companies, referred to on Exhibit 12.1 as “Adjustment for partially owned subsidiaries and 50%-owned companies.”

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding:

(i) pretax income,

(ii) interest expense,

(iii) preferred stock dividend requirements of majority-owned companies,

(iv) minority interest in the income of majority-owned subsidiaries that have fixed charges, and

(v) the amount of undistributed losses (earnings) of Time Warner’s less than 50%-owned companies.

Fixed charges consist of interest expense.

Combined fixed charges and preferred stock dividends include the fixed charges mentioned above and the amount of pretax income necessary to cover any preferred stock dividend requirements of the registrant.

Earnings as defined include significant non-cash charges for depreciation and amortization primarily relating to the amortization of intangible assets recognized in business combinations.

	Nine Months
	Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	4.2x	3.0x	3.2x	2.8x	$(41,654)	$(6,656)
Ratio of earnings to combined fixed charges and preferred dividends	4.2x	3.0x	3.2x	2.8x	$(41,654)	$(6,656)

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

General

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities.

The debt securities will be issued from time to time in series under an indenture among us, TW AOL, Historic TW, TWCI, TBS and The Bank of New York, as Trustee. The statements set forth below are brief summaries of certain provisions contained in the indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, a form of which is an exhibit to the registration statement of which this prospectus is a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indenture. Such defined terms shall be incorporated herein by reference.

The indenture does not limit the amount of debt securities which may be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

Reference is made to the prospectus supplement for the following terms of each series of debt securities in respect to which this prospectus is being delivered:

•	the designation, issue date, currency or currency unit of payment if other than U.S. dollars and authorized denominations of such debt securities, if other than U.S. $1,000 and integral multiples;

•	the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

•	the date or dates on which such debt securities will mature (which may be fixed or extendible);

•	the rate or rates (or manner of calculation thereof), if any, per annum at which such debt securities will bear interest;

•	the dates, if any, on which such interest will be payable;

•	the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of Holders (including whether any such purchase may be paid in cash, common stock or other securities or property);

•	the terms of any mandatory or optional conversion or exchange provisions;

•	whether such debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing Holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture will not provide special protection to Holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement, interest on outstanding debt securities will be paid to Holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Under the Guarantees (as defined below), each of TW AOL and Historic TW, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each Holder of debt securities and to the Trustee and its successors and assigns (1) the full and punctual payment of principal of and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the Trustee) and the debt securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the debt securities. Such Guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of each of TW AOL and Historic TW under the indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indenture or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a guarantor (except that any such waiver or amendment that expressly purports to modify or release such obligations shall be effective in accordance with its terms). The obligations of TW AOL and Historic TW to make any payments may be satisfied by causing us to make such payments. Each of TW AOL and Historic TW shall further agree to waive presentment to, demand of payment from and protest to us and shall also waive diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for non-payment, filing a claim if we complete a merger or declare bankruptcy and any right to require a proceeding first against us. These obligations shall be unaffected by any failure or policy of the Trustee to exercise any right under the indenture or under any series of security. If any Holder of any debt security or the Trustee is required by a court or otherwise to return to us, TW AOL or Historic TW, or any custodian, trustee, liquidator or other similar official acting in relation to us, TW AOL or Historic TW, any amount paid by us or any of them to the Trustee or such Holder, the Guarantees of TW AOL and Historic TW, to the extent theretofore discharged, shall be reinstated in full force and effect.

Further, TW AOL and Historic TW agree to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of debt securities in enforcing any of their respective rights under the Guarantees. The indenture provides that each of the Guarantees of TW AOL and Historic TW is limited to the maximum amount that can be guaranteed by TW AOL or Historic TW, respectively, without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Additionally, TWCI and TBS (together with TW AOL and Historic TW, each, a “Guarantor” and, collectively, the “Guarantors”) will fully, irrevocably and unconditionally guarantee Historic TW’s guarantee of the debt securities under substantially the same terms as the guarantees of TW AOL and Historic TW of our indebtedness (the guarantees of the Guarantors each being a “Guarantee” and, collectively, the “Guarantees”).

The indenture provides that any Guarantor shall be automatically released from its obligations under its Guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of Time Warner certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money, as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such

Guarantee. However, there is no covenant in the indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its Guarantee.

The indenture further provides that we and the trustee may enter into a supplemental indenture without consent of the Holders to add additional guarantors in respect of the debt securities.

Ranking

The debt securities will be unsecured and senior obligations of Time Warner, and will rank equally with other unsecured and unsubordinated obligations of Time Warner. The Guarantees of the debt securities will be unsecured and senior obligations of TW AOL, Historic TW, TWCI and TBS, as applicable, and will rank equally with all other unsecured and unsubordinated obligations of TW AOL, Historic TW, TWCI and TBS, respectively. Each of our company, TW AOL, Historic TW, TWCI and TBS is a holding company for other non-guarantor subsidiaries, and therefore the debt securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness, of such non-guarantor subsidiaries. Such non-guarantor subsidiaries include AOL LLC, Warner Bros., New Line Cinema Corporation Home Box Office, Inc., Time Inc., Time Warner Cable Inc. and Time Warner Entertainment Company, L.P. See, in particular, “The Company — Guarantee Structure for Debt Securities” for a discussion of the structural subordination of the New Parent Debt Securities to certain other indebtedness of Time Warner and its subsidiaries. Furthermore, the ability of each of our company, TW AOL, Historic TW, TWCI and, to a certain extent, TBS to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flow of their respective subsidiaries and the distribution or other payment to them of such earnings or cash flow.

Certain Covenants

Limitation on Liens.  The indenture provides that neither we nor any Material Subsidiary of ours shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness For Borrowed Money that is secured by a lien on any asset now owned or hereafter acquired by us or it unless we make or cause to be made effective provisions whereby the debt securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

•	liens existing as of the date of the indenture;

•	liens created by Subsidiaries of ours to secure indebtedness of such Subsidiaries to us or to one or more other Subsidiaries of ours;

•	liens affecting property of a Person existing at the time it becomes a Subsidiary of ours or at the time it merges into or consolidates with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to us or our Subsidiaries;

•	liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price;

•	liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or construction;

•	liens consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to us or any of our Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of ours or our Subsidiaries (other than (1) the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by groups who may receive tax benefits or third-party investors in question or the proceeds arising therefrom and (2) the stock or equity interests of a Subsidiary substantially all of the assets of which consist of such motion pictures, video and television programming, sound recordings, books or rights and related proceeds);

•	liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary of ours;

•	liens on Works which either (1) existed in such Works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works;

•	any lien on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by us or our Subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

•	liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

•	restrictions on the Atlanta National League Baseball Club, Inc. and its assets imposed by Major League Baseball or the Commissioner of Baseball including, without limitation, restrictions on the transferability of our or any of our Subsidiaries’ interests therein;

•	liens on capital leases entered into after the date of the indenture; provided that such liens extend only to the property or assets that are the subject of such capital leases;

•	liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

•	any extensions, renewal or replacement of any lien referred to in the foregoing clauses or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property); and

•	other liens arising in connection with our indebtedness and our Subsidiaries’ indebtedness in an aggregate principal amount for us and our Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 15% of the Consolidated Net Worth of our company and (B) $500 million.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms.  None of Time Warner, TW AOL, Historic TW, TWCI or TBS shall consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1) (a) in the case of our company, the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer the properties and assets of our company substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture (as supplemented from time to time) on the part of our company to be performed or observed; (b) in the case of TW AOL, Historic TW, TWCI or TBS, the Person formed by such consolidation or into which TW AOL, Historic TW, TWCI or TBS is merged or the Person which acquires by conveyance or transfer the properties and assets of TW AOL, Historic TW, TWCI or TBS substantially as an entirety shall be either (i) one of us, TW AOL, Historic TW, TWCI or TBS or (ii) a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, and in the case of clause (ii), shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the performance of every covenant of the indenture (as supplemented from time to time) on the part of TW AOL, Historic TW, TWCI or TBS to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, TW AOL, Historic TW, TWCI or TBS substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company, TW AOL, Historic TW, TWCI or TBS is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company, TW AOL, Historic TW, TWCI or TBS, as the case may be, under the indenture with the same effect as if such successor had been named as our company, TW AOL, Historic TW, TWCI or TBS, as the case may be, in the indenture. In the event of any such conveyance or transfer, we, TW AOL, Historic TW, TWCI or TBS, as the case may be, as the predecessor shall be discharged from all obligations and covenants under the indenture and the debt securities and may be dissolved, wound up or liquidated at any time thereafter.

Notwithstanding the foregoing, such provisions with respect to limitations on consolidation, merger, conveyance or transfer on certain terms shall not apply to any Guarantor if at such time such Guarantor has been released from its obligations under its Guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of Time Warner certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money as described above under “Description of the Debt Securities and the Guarantees — Guarantees.”

Subject to the foregoing, the indenture and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

Any additional covenants of our company, TW AOL, Historic TW, TWCI or TBS pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Certain Definitions

The following are certain of the terms defined in the indenture:

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of capital stock or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the indenture.

“Holder,” when used with respect to any security, means a Securityholder, which means a Person in whose name a security is registered in the Security Register.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Material Subsidiary” means any Person that is a Subsidiary if, at the end of the most recent fiscal quarter of our company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by us and our other Subsidiaries exceeded 10% of our company’s Consolidated Net Worth.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Responsible Officer,” when used with respect to Time Warner, means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Treasurer, Controller or Vice President, Corporate Finance, of Time Warner (or any equivalent of the foregoing officers).

“Security Register” means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of securities, or of securities of a particular series, and of transfers of securities or of securities of such series.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

“Works” means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly after the date of the indenture by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem the debt securities at any time and from time to time, as a whole or in part, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each Holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

The indenture provides that we (and, to the extent applicable, TW AOL, Historic TW, TWCI and TBS), at our option,

(a) will be Discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

(b) need not comply with the covenants described above under “Description of the Debt Securities and the Guarantees — Certain Covenants” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, the Guarantors will be released from the Guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that

(i) the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service and

(ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of our company or others.

Events of Default, Notice and Waiver

The indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under the indenture, in the case of certain Events of Default affecting all series of debt securities under the indenture) may declare the principal of all the debt securities of such series to be due and payable.

Events of Default in respect of any series are defined in the indenture as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us (or TW AOL, Historic TW, TWCI or TBS, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant pertaining to debt securities of such series;

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Material Subsidiary thereof which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs; and

•	any Guarantee ceasing to be, or asserted by any Guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the indenture.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

The indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

The indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the Holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of Holders of the debt securities.

The indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such debt securities.

The indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indenture

We and the Trustee may, without the consent of the Holders of the debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to us, TW AOL, Historic TW, TWCI or TBS and the assumption by such successor of our company’s, TW AOL’s, Historic TW’s, TWCI’s or TBS’s obligations under the indenture and the debt securities of any series or the Guarantees relating thereto;

(2) to add to the covenants of our company, TW AOL, Historic TW, TWCI or TBS, or to surrender any rights or powers of our company, TW AOL, Historic TW, TWCI or TBS, for the benefit of the Holders of debt securities of any or all series;

(3) to cure any ambiguity, or correct any inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture;

(4) to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Section 316(a)(2) of the Act as in effect at the date as of which this instrument was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities, to provide for the issuance of any series of debt securities and/or to add to the rights of the Holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain Federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10) to secure any series of debt securities pursuant to the indenture’s limitation on liens;

(11) to add additional guarantors in respect of the debt securities; and

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indentures or any supplemental indenture under the Act.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series in any material respect.

The indenture contains provisions permitting us and the Trustee thereunder, with the consent of the Holders of a majority in principal amount of the outstanding debt securities of all series to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

(1) change the fixed maturity of any debt securities; or

(2) reduce the principal amount thereof; or

(3) reduce the rate or extend the time of payment of interest thereon; or

(4) impair the right of a Holder to institute suit for payment on any debt securities; or

(5) reduce the number of shares of any common stock or other securities to be delivered by us in respect of a conversion of any convertible debt securities; or

(6) amend or modify the terms of any of the Guarantees in a manner adverse to the Holders, or reduce the aforesaid percentage of debt securities of any series the consent of the Holders of which is required for any such supplemental indenture.

The Trustee

The Bank of New York is the Trustee under the indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

Governing Law

The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account Holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE CAPITAL STOCK

The following description of the terms of the common stock and preferred stock sets forth certain general terms and provisions of the common stock and preferred stock to which any prospectus supplement may relate. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of the Time Warner restated certificate of incorporation and by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. In addition, reference is made to the description of our series LMCN-V common stock set forth in Items 1 and 15 of the 2005 Form 10-K, which is incorporated herein by reference. See “Where You Can Find More Information.”

Authorized Capital Stock

Total Shares.  We have the authority to issue a total of 27,550,000,000 shares of capital stock consisting of:

•	25,000,000,000 shares of common stock, par value $0.01 per share;

•	1,800,000,000 shares of series common stock, par value $0.01 per share, which are issuable in series; and

•	750,000,000 shares of preferred stock, par value $0.10 per share, which are issuable in series.

Common Stock.  As of October 27, 2006, 3,972,572,783 shares of Time Warner common stock (excluding shares of series LMCN-V common stock) were outstanding.

Existing Series Common Stock.  Our authorized series common stock consists of two series, designated as Time Warner series LMC common stock and Time Warner series LMCN-V common stock, and the authorized number of shares of each series are:

•	210,000,000 shares of Time Warner series LMC common stock; and

•	210,000,000 shares of Time Warner series LMCN-V common stock.

As of October 27, 2006, no shares of Time Warner series LMC common stock were outstanding and 18,784,759 shares of Time Warner series LMCN-V common stock were outstanding.

Additional Series of Series Common Stock.  We have the authority to issue additional series of series common stock up to the maximum number of series common shares authorized. Our board of directors is also authorized to set the following terms of a series of common stock before issuance:

•	the designation of the series;

•	the number of shares to comprise the series;

•	any voting rights; and

•	any preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.

Preferred Stock.  We have the authority to issue series of preferred stock up to the maximum number of preferred shares authorized. Our board of directors is also authorized to set the following terms of a series of preferred stock before issuance:

•	the designation of the series;

•	the number of shares to comprise the series;

•	any voting rights; and

•	any preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.

The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

If we offer shares of a new series of preferred stock, the prospectus supplement will specify the designation and number of that series, and the voting rights and all other rights, preferences and terms of that series, including any dividend, redemption, exchange or liquidation rights or provisions. If we issue additional shares of preferred stock they will be fully paid and non-assessable.

No shares of Time Warner preferred stock are currently outstanding.

Listing.  We list our common stock on the New York Stock Exchange under the symbol “TWX.” No other capital stock of ours is listed.

Preemptive Rights.  The holders of our common stock, our series common stock and our preferred stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Common Stock

Voting Rights.  Each outstanding share of our common stock is entitled to one vote per share. For a description of the voting rights of the holders of our series common stock, reference is made to the description of our series LMCN-V common stock set forth in Items 1 and 15 of the 2005 Form 10-K, which is incorporated herein by reference. See “Where You Can Find More Information.”

Dividends.  Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of any outstanding Time Warner series common stock and Time Warner preferred stock and the availability of sufficient funds under Delaware law to pay dividends. For a description of the dividend rights of the holders of our series common stock, reference is made to the description of our series LMCN-V common stock set forth in Items 1 and 15 of the 2005 Form 10-K, which is incorporated herein by reference. See “Where You Can Find More Information.”

Liquidation Rights.  In the event of the liquidation of our company, subject to the rights, if any, of the holders of any outstanding shares of our series common stock or our preferred stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Regulatory Restrictions.  Outstanding shares of our common stock may be redeemed by action of the board of directors to the extent necessary to prevent the loss of any governmental license or franchise, the holding of which is conditioned upon stockholders possessing prescribed qualifications.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities, preferred stock, common stock or warrants in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us, TW AOL, Historic TW, TWCI and TBS or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than 10 percent of the net proceeds of any offering of securities made under this prospectus will be received by members of the National Association of Securities Dealers, Inc., which we refer to in this prospectus as the “NASD,” participating in the offering or by affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h). The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL OPINIONS

Certain legal matters in connection with the offered securities will be passed upon for us, TW AOL, Historic TW, TWCI and TBS by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

Our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in our 2005 Form 10-K, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such management’s assessment is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our recast consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, including the schedule appearing therein, appearing in our current report on Form 8-K dated November 3, 2006 (filed November 3, 2006), and the condensed consolidating financial statements of Time Warner as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in our current report on Form 8-K dated November 8, 2006 (filed November 8, 2006), each have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and condensed consolidating financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adelphia Communications Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference to the annual report on Form 10-K of Adelphia Communications Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Adelphia’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Special-Purpose Combined Carve Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the current report on Form 8-K/A of Time Warner Inc. filed on October 13, 2006 and incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

[THIS PAGE INTENTIONALLY LEFT BLANK]

$5,000,000,000

$2,000,000,000 Floating Rate Notes due 2009
$1,000,000,000 5.50% Notes due 2011
$1,000,000,000 5.875% Notes due 2016
$1,000,000,000 6.50% Debentures due 2036

PROSPECTUS SUPPLEMENT

November 8, 2006

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	BNP PARIBAS	RBS Greenwich Capital

Co-Lead Managers

ABN AMRO Incorporated	Calyon	Citigroup
Daiwa Securities SMBC Europe	Deutsche Bank Securities	Dresdner Kleinwort
HSBC	Mizuho International plc	Scotia Capital
Wachovia Securities

Senior Co-Managers

Bear, Stearns & Co. Inc.	Goldman, Sachs & Co.	JPMorgan
Lehman Brothers	Morgan Stanley	The Williams Capital Group, L.P.

Co-Managers

Blaylock & Company, Inc.	BMO Capital Markets	Credit Suisse
Fortis Securities LLC	Guzman & Co.	Lloyds TSB
Merrill Lynch & Co.	Mitsubishi UFJ Securities	Utendahl Capital Group L.L.C.